Exhibit 99.2

Conference Call Transcript

Q4 and Year-End 2003 Pharmacopeia Earnings Conference Call

February 5, 2004 5:00 p.m. ET

CORPORATE PARTICIPANTS

Joseph Mollica, Ph.D.

Pharmacopeia – President, Chairman and Chief Executive Officer

John Hanlon

Pharmacopeia – Executive Vice President and Chief Financial Officer

Mark Emkjer

Pharmacopeia – President of Accelrys Software Division

CONFERENCE PARTICIPANTS

Ben Nahum

David Greene

John Woolford

Legg Mason

PRESENTATION

Operator

Good afternoon and welcome, ladies and gentlemen, to the Pharmacopeia fourth quarter and full-year 2003 conference call.  At this time I’d like to inform you that this conference is being recorded and that all participants are in a listen-only mode.   At the request of the company, we will open the conference up for questions and answers after the presentation.  I will now turn the conference over to Dr. Joseph Mollica.  Please go ahead, sir.

Dr. Joseph Mollica, Ph.D. – Pharmacopeia – President, Chairman and Chief Executive Officer

Well, thank you and good afternoon everyone.  Joining me today is Mark Emkjer, the President of Accelrys, our Software Division, and John Hanlon, Pharmacopeia’s Chief Financial Officer.  We released fourth quarter and full-year 2003 results earlier today and during this call, we will be discussing future events as well.  As always, I caution you that actual results or events in the future may differ from projections contained in our forward-looking statements.  We refer you to today’s earnings press release, as well as our periodic SEC filings, for a more in-depth analysis of the company.  We disclaim any responsibility to update forward-looking statements.

We are pleased to report improved operating results in the fourth quarter of 2003 and for the full year.  Revenue was higher in both divisions in the fourth quarter of ‘03 compared to ‘02.  Our operating profits and net income increased in the fourth quarter compared to the prior year, and our cash flow from operations improved as well.  For the full year, while software revenue was down consistent with our previous guidance, Drug Discovery revenue increased.  Consolidated revenue was lower than in ‘02, however, but as a result of our aggressive cost management in ‘03, we delivered much improved operating and bottom line results and higher cash flow from operations, when compared to 2002.  John Hanlon will provide more detail on these results later in the call.

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Let me talk now about our Drug Discovery Business. Then I’ll ask Mark Emkjer to speak on Accelrys, and then John will provide you with the numbers.  And then I will close with an update on the spin-off of Pharmacopeia Drug Discovery.  In the Drug Discovery, news for ‘03 really begins with the multi-year renewal of our collaboration agreement with Schering-Plough.  On top of this contractual milestone, we made great scientific progress as three Pharmacopeia compounds began human trials last year.  We received seven milestone payments in ‘03 and new collaborations, in addition to Schering-Plough just mentioned, included an extension of an agreement with AstraZeneca and totally new agreements with Neurocrine Biosciences, Novartis, Celgene and Progenics.  We are optimistic that our rate of milestone achievement will continue to accelerate in ‘04 and beyond.

To further improve the efficiency of our already strong Drug Discovery operating platform, we began a consolidation of our Princeton area laboratories.  We expect this action to generate significant operating cost savings at Drug Discovery in future periods and we are working hard to close additional collaborative partnerships and in moving our proprietary programs forward this year.  I’ll now turn the call over to Mark Emkjer for a discussion of our Accelrys Software Division.  Mark?

Mark Emkjer - Pharmacopeia, Inc. - President of Accelrys Software Division

Thank you, Joe.  At Accelrys, we have continued to manage our spending in the face of a difficult year in the markets we serve.  Our biotech customers, for example, continued the trend that began in 2002 by limiting their investments in new or enhanced research products.  In addition, our competitors have continued to be very aggressive in pricing.  Although we believe we lost few, if any, deals to the competition last quarter, our customers naturally recognized the pricing environment and, in some cases, secured from us larger than usual discounts.  While revenue for the year was down at Accelrys, the fourth quarter was very encouraging.  Orders increased by seven percent, when compared with 2002, contributing to the higher revenue we recorded in Q4 2003.  We are hopeful that this increase in order generation bodes well for the future.

Our cost control efforts paid off during the year, as we spent $12 million less in operating expenses in 2003 than in 2002.  This excludes the effect of restructuring charges and adjustments.  We have lowered our break-even point.  However, we have not reduced our rate of introduction of new products and software upgrades.  Examples of products released in 2003 include Discovery Studio 1.1 and 1.2, CombiMat 2.0, Accord Enterprise Informatics 5.3, DS Accord for Excel Enterprise and MS Modeling 3.0.

Further, in response to our customers’ requests, we completed the port of our popular Insight II and Catalyst applications to the Linux environment.  I’m happy to report that Accelrys signed substantial agreements in the fourth quarter of 2003 with major pharmaceutical customers, such as Pfizer, GSK, Johnson & Johnson and Bristol-Myers Squibb.  In the materials science sector, we also entered into agreements with Henkel and Oronite,  among   others.

As discussed in today’s press release, we have just completed a major reorganization of our Research & Development Department.  Foremost, we are seeking substantial improvements in the overall quality of our product offerings and timeliness in the delivery to our clients.  We have created elevated standards in quality control, project planning, technical publishing and all facets of the product development lifecycle.  These standards will be strictly enforced.

In addition, we have co-located our researchers, technical and marketing staff to bring absolute focus, responsibility and accountability to specific product lines.  The reductions we made in San Diego staffing will be more than offset by increases in new professionals currently being added in our Centers of Excellence in Cambridge, England and Bangalore, India.  In fact, our overall R&D staff will increase by about 20 percent when our hiring is complete.  As a result of these actions, coupled with other planned expense reductions, we expect to reduce our net spending by another $1.5 to $2 million on an annual basis.

Finally, I would like to stress that the new license agreement we are now offering our customers will have a dramatic effect on our reported revenue commencing this quarter and, it is important to note, no effect on our cash flow.  We have discussed this significant change in some detail in today’s press release.  And John Hanlon will review the accounting for the new license in a moment.  I would like to note that this license offering is of significant benefit to our customers who choose to utilize it and reflects our commitment to do a better job of listening to our customers and responding to their needs.

As a result of the accounting requirement to amortize the revenue under this type of license, we believe that over time we will eliminate some of the spikes we have experienced in our reported revenue.  As you will recall, Accelrys has historically reported up to 35 percent of each year’s total revenue in the December quarter.  By virtue of this amortization of revenue, we expect that ultimately our reported revenue will be more consistent from quarter to quarter and enable us to better predict future revenue streams.  I will now turn the call over to John Hanlon, our Chief Financial Officer.

John Hanlon - Pharmacopeia, Inc. - Chief Financial Officer

Thank you, Mark.  For our fourth quarter, ended December 31, 2003, total revenue was $39.1 million.  This compares to the $37.4 million of total revenue reported in the fourth quarter of 2002.  Software revenue was $31.6 million in the quarter compared to $31.2 million a year ago.  Modeling and Simulation orders in both the Life Science and Material Science sectors were up in 2003, compared to the fourth quarter of 2002.  Drug Discovery revenue was $7.5 million, compared to $6.2 million a year ago.  Our gross margin improved in the fourth quarter of 2003, compared to 2002, to 75 percent of revenue from 73 percent of revenue.  Amortization of previously capitalized acquisition costs expired in the third quarter of 2003, which lowered cost of revenue slightly.  Operating expenses were lower in Q4 2003 at 55 percent of revenue, compared to 59 percent of revenue in Q4 2002.  The cost containment measures we have previously discussed contributed to these savings.  Operating income for the 2003 fourth quarter was 49 percent higher than for Q4 2002, increasing to $7.9 million in 2003 from $5.3 million in 2002.  Net income for the quarter increased 36 percent, to $7.9 million or 32 cents per diluted share in 2003, from $5.8 million or 24 cents per diluted share in 2002.

For the full year ended December 31, 2003, total revenue was $115.1 million, consisting of $85.6 million in Software revenue and $29.5 million in Drug Discovery revenue.  In 2002, we reported total revenue of $124.4 million, consisting of $95.1 million in Software and $29.3 million in Drug Discovery.  For 2003, Software License revenue was lower in the US and Europe and higher in Asia, while worldwide maintenance revenues were comparable in 2003 to 2002 levels.

On a consolidated basis, our gross margin for the year was 64 percent of revenue in 2003, compared to 67 percent of revenue in 2002.  The reduction in gross margin for 2003 was attributable principally to the effect of fixed post-sale support costs at Accelrys supporting lower revenue, offset in part by lower amortization of acquired technology.

Excluding the effect of restructuring charges and adjustments, total operating expenses, and that is R&D plus SG&A costs, were $15 million lower in 2003 than in 2002.  Accelrys operating expenses accounted for about $12 million of the reduction, while Drug Discovery operating expenses and corporate expenses in 2003 were about $2 million and $1 million lower, respectively.  It is important to note that while 2003 Drug Discovery operating expenses were lower than 2002, that unit’s cost of sales was higher year-on-year, as more scientists were dedicated to collaborations funded by third parties.

Excluding the effects of restructuring costs and adjustments, despite lower consolidated revenue, our operating loss in 2003 was reduced to ($6.1) million from ($10.5) million in 2002.  Our net loss in 2003 was also reduced to ($3.5) million or 15 cents per share compared to a net loss of ($11.6) million or 49 cents per share in 2002.  Our balance sheet remains strong.  At December 31, 2003, cash, cash equivalents and marketable securities totaled about $134 million.  We generated cash from operations of about $2.5 million in 2003, compared to about $1 million in 2002.  Capital spending was about $7 million in 2003, which included a substantial investment in the Drug Discovery consolidation, compared to $8.5 million in 2002.

Regarding financial guidance, my comments here will closely track the information provided in today’s press release.  As we have previously announced, the company’s Board of Directors has approved the change of our fiscal year end from December 31 to March 31, to be effective April 1st of this year.  The current quarter, ending March 31, 2004, will be reported as a transition period for Pharmacopeia and will include the company’s consolidated results, including those of both Accelrys and Drug Discovery, for the period January 1, 2004 through the date the spin-off is completed.  Historically, we have not provided guidance on our quarterly performance.  As we have stated in prior releases and earnings calls, our first calendar quarter usually has not been a good predictor of our ultimate annual performance.  We will, consistent with prior practice, provide guidance for Accelrys’ upcoming fiscal year, as well as Drug Discovery’s current fiscal year.

As previously announced, we have implemented, as of the beginning of this calendar year, a new license offering at Accelrys, which will require subscription accounting.  The accounting for this new license offering will significantly affect our reported revenue, beginning with the current quarter, and carrying on to the next fiscal year.  It is important to note that this will not affect our cash flow, that prior period revenues are not affected in any way and that no restatement of prior period financial statements is involved.  We expect that Accelrys revenue, for the year beginning April 1, 2004 and ending March 31, 2005, which will constitute Accelrys’ fiscal year 2005, will be significantly lower than on the 12 month period ending March 31, 2004, principally as a result of the way we will recognize revenue under our new license offering.   Under this new license, revenue will be recognized ratably over the license term.  This contrasts sharply with our typical annual license offering, in which we recognize 64 percent of the license revenue in the quarter in which the license is executed and amortize the other 36 percent over the remaining term of the contract.  The revenue recognition for the new license is even more dramatic when compared to our traditional perpetual license offering, in which we recognize 85 percent of the license revenue up front and amortize the remaining 15 percent over the term of a one year maintenance agreement.  The example provided in today’s release illustrates the impact of the accounting for the new license.  Under our former annual license structure, if we enter into a one-year license generating $100 thousand of revenue, we would have recognized $64 thousand of the revenue when the software was shipped and the remaining $36 thousand of the revenue ratably over the contract term.  Similarly, in the case of our perpetual license offering, completed on similar terms, we would have recognized $85 thousand of the revenue up front, and the remaining $15 thousand ratably over the term of the one-year maintenance agreement.

In contrast to both our annual and perpetual license offerings, under the new license we would recognize only one-twelfth of the annual revenue, or $8,333, in the month the product is shipped and $8,333 in each of the remaining months during the term of the contract.  As a result, even assuming the same order generation this quarter as in the first quarter of 2003, our revenue for the current quarter will be significantly lower.

To illustrate the point, if over the next 12 months we would have booked the same amount of orders as in calendar 2003, in the same mix of annual and perpetual licenses and at the same time as in 2003, total revenue recognized for those 12 months would be about $10 million lower than in 2003.  The un-recognized revenue is amortized over the remaining term of the license and will be accounted for as deferred revenue on the Accelrys balance sheet.  We expect that at the end of about five quarters from now, the significant impact of the subscription accounting for this new license offering on Accelrys’ recognized revenue and deferred revenue will be largely ameliorated.  As a means to assist our stockholders to better understand the performance of our software business in these quarters and thereafter, we will discuss in greater detail Accelrys’ orders and deferred revenue balances.

Pharmacopeia’s consolidated results for the quarter ending March 31, 2004 will include charges relating to the consolidation of laboratory facilities and re-location of employees at Drug Discovery, and the re-organization of the Accelrys R&D group.  In addition, assuming the spin-off of the Drug Discovery business is completed by March 31, 2004, related costs including legal fees, audit expenses, printing charges, and severance will be incurred in the first calendar quarter of 2004.  Our current estimate of the total of these charges planned for the 2004 first quarter ranges from $11 to $12 million.

At Accelrys, with regard to the fiscal year beginning April 1, 2004 and ending March 31, 2005, Accelrys’ fiscal year 2005, we expect orders to increase modestly when compared to the twelve month period ending March 31, 2004.  However, due to the required accounting for our new license offering, we expect Accelrys revenue for fiscal 2005 to be substantially lower than in the 12-month period ending March 31, 2004.  For this reason, we also expect that deferred revenue at Accelrys will be significantly higher at March 31, 2005 than at March 31, 2004.  We expect to provide more specific guidance concerning fiscal 2005 in our next earnings release.

Upon completion of the spin-off, we expect that Pharmacopeia’s Drug Discovery’s fiscal year end will be December 31.  We further expect Drug Discovery’s revenue for the current year ending December 31, 2004 to be higher than in the 2003 calendar year.  Again, more specific guidance concerning 2004 revenue will be provided in Drug Discovery’s first public earnings release following the spin-off.  Joe?

Dr. Joseph Mollica, Ph.D. - Pharmacopeia, Inc. - President, Chairman, Chief Executive Officer

Thank you, John.  With regard to pending spin-off of Pharmacopeia’s Drug Discovery business, all I can say is that the transaction is moving along and progressing in line with our expectations.  With that, I’d like to encourage investors and analysts on the call to ask questions now rather later at individual phone calls.  As you know, in light of SEC guidelines, we’ll be unable to answer questions of a material nature on an individual basis.  For those of you listening to this call via the webcast or for those of you with access to replay, please feel free to contact us to review any topics discussed in this call.  I’ll now allow the call to be opened for questions.

Operator

Thank you, sir.  The question-and-answer session will begin at this time.  If you are using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, please press star one on your push-button telephone.  If you wish to withdraw your question, please press star two.  Your questions will be taken in the order they are received.  Please stand by for your first question. The first question comes from Ben Nahum.  Please state your question.

Ben Nahum

Good afternoon, gentlemen, how are you?

Dr. Joseph Mollica, Ph.D. - Pharmacopeia, Inc. - President, Chairman, Chief Executive Officer

Good, Ben, how are you doing?

Ben Nahum

I’m in Florida, it’s nice and warm down here.  So, John, could you just tell me very simply how does the customer pay when he signs?  Can you give me a sense of how the cash actually flows in your transaction?

John Hanlon - Pharmacopeia, Inc. - Chief Financial Officer

Typically, Ben, it’s net 30, it’s quite simple.  We invoice after we’ve received a contract, obviously, signed by all parties.  We’ll shoot out an invoice and we’ll typically collect within 30 days.

Ben Nahum

So then why move to the monthly ratable recognition when what you have been doing more fairly or more accurately represents the cash flow from the customer?

John Hanlon - Pharmacopeia, Inc. - Chief Financial Officer

Well, our reasoning around the new license offering, Ben, principally came from our intent and desire to be more receptive to our customers’ needs.  There is no question as a side benefit that rather than having 35 percent of our revenue fall into the December quarter, that over a period of time the revenue flow will smooth out.  But I can say that we considered that rationale.  We were really trying to – we are trying to better serve our customer base.

Ben Nahum

OK.  Fair enough, but congratulations again on the spin-off idea, Joe, we’re very supportive and we wish everyone the best of luck going forward.

Dr. Joseph Mollica, Ph.D. - Pharmacopeia, Inc. - President, Chairman, Chief Executive Officer

OK.  Thanks a lot, Ben.  Enjoy the weather.

Operator

Thank you, our next question comes from John Wolford from Legg Mason.  Please state your question.

John Wolford - Legg Mason

Yes, good afternoon, guys.

Dr. Joseph Mollica, Ph.D. - Pharmacopeia, Inc. - President, Chairman, Chief Executive Officer

How are you, John?

John Wolford - Legg Mason

Good.  If I could just ask two quick questions here.  First of all, I was wondering if you could tell me kind of what you guys are expecting in terms of what percent of your customers are going to go for the new license.  And I know it’s only been a month, but are you seeing that they’re already pretty receptive to it?  And I think the second question is can you be a little more specific on your expectations for timing of the spin-off for the Drug Discovery segment?

Mark Emkjer - Pharmacopeia, Inc. - President of Accelrys Software Division

First question, John, it’s Mark Emkjer, I would say about 65 percent of our customers, that’s what we’re estimating, will look at this new licensure agreement.  In terms of receptivity, I mean, it’s very early.  We just concluded our first month of the stub period here, so.  But I think the clients that have responded are very excited about the options it provides them and seem to be very pleased with it.

Dr. Joseph Mollica, Ph.D. - Pharmacopeia, Inc. - President, Chairman, Chief Executive Officer

John, with regard to the second, I think, you know, it requires SEC approval setting up different boards, a lot of the inter-company transition things.  But the goal is to have this accomplished by the end of Q1.  As of today, it looks like we’re proceeding on that time table and that’s sort of consistent with all the other changes that we’ve made.

John Wolford - Legg Mason

Great.  Thanks.

Operator

Again, ladies and gentlemen, if you do have a question, please press star one on your push-button telephone at this time.  If there are no further questions, I will turn the conference back to Dr. Joseph Mollica.  Please go ahead, sir.

Dr. Joseph Mollica, Ph.D. - Pharmacopeia, Inc. - President, Chairman, Chief Executive Officer

Well, again, thank you for participating in our call.  We look forward to updating you on our progress at the end of our first quarter.  And as always, we thank you for your continued support of Pharmacopeia.  Thank you.

Operator

Ladies and gentlemen, if you wish to access a replay for this call, you may do so by dialing 1-800-428-6051 or 973-709-2089 with an ID number of 330794.  This concludes our conference for today.  Thank you all for participating and have a nice day.  All parties may now disconnect.

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